Exhibit 5.1

One Shell Plaza 910 Louisiana Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

April 24, 2017
Delek Holdco, Inc.
7102 Commerce Way
Brentwood, TN 37207

Ladies and Gentlemen:
We have acted as special counsel to Delek Holdco, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and relating to shares of the Company’s common stock to be issued by the Company (the “Shares”) pursuant to the terms of the Agreement and Plan of Merger, dated as of January 2, 2017, by and among Delek US Holdings, Inc., a Delaware corporation, the Company, Dione Mergeco, Inc., a Delaware corporation, Astro Mergeco, Inc., a Delaware corporation, and Alon USA Energy, Inc., a Delaware corporation, as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 27, 2017, and the Second Amendment to Agreement and Plan of Merger, dated as of April 21, 2017 (as amended, the “Merger Agreement”).
This opinion is furnished to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Act.
For purposes of giving this opinion, we have examined the Registration Statement, the Merger AGreement, the Company's Amended and Restated Certificate of Incorporation, dated as of April 20, 2017, and the Company's Amended an Restated Bylaws, dated as of April 20, 2017. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, agreements, corporate records, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other instruments or documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that

Exhibit 5.1

photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (iv) the legal capacity of all individuals executing documents; (vii) that the documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such document has been amended or terminated orally or in writing except as has been disclosed to us; and (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

We are members of the bar of the State of Texas. The Company is a Delaware corporation, and we have not considered, and we express no opinion as to, any law other than the Delaware General Corporation Law (including the statutory provisions, and reported judicial decisions interpreting the foregoing). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred byeond the matters expressly stated herein.

Based upon and subject to the qualifications, exceptions, assumptions, limitations, definitions, exclusions and other matters described in this opinion, we are of the opinion that the Shares to be issued by the Company pursuant to the terms of the Merger Agreement are or will be, upon issuance, duly authorized by all necessary corporate action on behalf of the Company and, when the Registration Statement has been declared effective by order of the SEC and the Shares have been issued and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein as the attorneys who passed upon the legality of the Shares to be issued pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Baker Botts L.L.P.

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